                                                                    Exhibit 19.2

ADDENDUM REPORT ON THE OYU
TOLGOI EXPLORATION PROJECT
SOUTH GOBI REGION, MONGOLIA
PREPARED FOR
IVANHOE MINES LTD.

                                              GILDAR J. ARSENEAU, PH.D., P. GEO.
                                                            CONSULTING GEOLOGIST
                                                                   MARCH 20,2002

ROSCOE POSTLE ASSOCIATES INC.

Table Of Contents

                                                                                             PAGE
SUMMARY....................................................................................    1
SOUTHWEST OYU MINERAL RESOURCE ESTIMATE....................................................    4
    Drill Hole Database....................................................................    5
    Block Model............................................................................    6
        Rock Code Model....................................................................    6
        Density Model......................................................................    7
        Grade Model........................................................................    8
        Block Model Validation and Results.................................................    9
        Resource Classification............................................................   10
SIGNATURE PAGE.............................................................................   14
    Addendum REPORT ON OYU TOLGOI EXPLORATION PROJECT......................................   14
    SOUTH GOBI, MONGOLIA...................................................................   14
CERTIFICATE OF QUALIFICATIONS..............................................................   15
APPENDIX 1: LIST OF DIAMOND DRILL HOLES USED FOR MINERAL RESOURCE ESTIMATION

LIST OF TABLES

                                                                                            PAGE
Table 1: Southwest Oyu Inferred Mineral Resource Estimate AMEC March 2002..................   5
Table 2: Bulk Density Determinations for Southwest Oyu.....................................   7

LIST OF FIGURES

                                                                                                     PAGE
Figure 1: Copper grades at various CuEQ Cut-off for five separate interpolations....................  11
Figure 2: Gold grades at various CuEU cut-off for five separate interpolations......................  12
Figure 3: Total tons at various CuEQ cut-off for five separate interpolations.......................  13

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     ROSCOE POSTLE ASSOCIATES INC.

SUMMARY

     Roscoe Postle Associates Inc. (RPA) has been retained by Ivanhoe Mines Ltd. to prepare an addendum to the Technical Report on the Oyu Tolgoi Exploration Project South Gobi Region, Mongolia prepared by RPA on January 11, 2002 for Ivanhoe Mines Ltd. (the Technical Report). The purpose of this addendum is to review the latest Mineral Resource estimate for the Southwest Oyu prepared by AMEC E&C Services Limited (AMEC) and to comply with the requirements of National Instrument 43-101. This report is to replace the section entitled "Southwest Oyu Mineral Resource Estimate" of the Technical Report. This addendum report is not intended to be a stand-alone report and therefore does not follow the table of contents proposed for technical reports as outlined in National Instrument 43-101F1. This addendum report should be read in conjunction with the Technical Report. For all other sections pertaining to requirements of National Instrument 43-101F1, the reader is referred to the Technical Report.

     The Southwest Oyu deposit is geologically distinct and physically separate from the nearby Central Oyu zone of supergene mineralization. On March 11, 2002, Ivanhoe announced that AMEC E&C Services Limited of Toronto, Ontario had completed a preliminary copper and gold Mineral Resource estimate for the northern portion of the Southwest Oyu zone. Gildar J. Arseneau, Ph.D., P. Geo., has reviewed and verified the Southwest Oyu Mineral Resource estimate.

     The Southwest Oyu Mineral Resource was estimated by AMEC with 3-imensional block model utilizing MineSight (R), commercial mine planning software. To carry out its review of the Southwest Oyu Mineral Resource, RPA converted the 3-dimensional database to Gemcom(R), another commercially available mine planning software. RPA re-estimated the Southwest Oyu Mineral Resource using the same and different interpolation parameters as utilized by AMEC.

     The Southwest Oyu database consists of assay data for 32 diamond drill holes totaling 16,991 metres. The drill core was logged at the site and geological information was transferred to digital files containing drill hole survey locations, down hole survey data, geological, geophysical and assay data. RPA has reviewed the QA/QC data and notes that the analytical

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     ROSCOE POSTLE ASSOCIATES INC.

reproducibility is better for copper than gold. AMEC notes that the quality of the assay database is adequate for the estimation of an inferred Mineral Resource. RPA also agrees that until better reproducibility can be demonstrated for gold assays, the resource must remain at an Inferred level of classification. In RPA's opinion, the digital drill hole database is adequate for resource estimation and that the information collected is in keeping with standard industry practices for this type of exploration target.

     The Southwest Oyu Block model is organized on an orthogonal grid with 20m by 20m block size and a 15m bench height. Copper and gold grades have been composited to 15m before grade interpolation. Each block in the model is comprised of six separate models, one for rock code, density, copper grade, gold grade, copper equivalent grade and percent ore model. Rock codes have been assigned to the block model by first constructing 3-dimensional solids of the high grade portion of the deposit, the three major post mineral dikes, the SW fault zone and the top of the hypogene mineralization. Because the bulk of the mineralization is within basaltic andesite, a bulk density of 2.80 has been selected for the resource estimation. RPA recommends that the bulk density determination program be continued and expanded to include both mineralized and unmineralized samples. Copper and gold values have been interpolated into the model by ordinary kriging. RPA has reviewed the variography study and concurs with its conclusions.

     Interpolation of gold and copper grades have been restricted within zone boundaries, samples from zone 1 were not used to interpolate grades into blocks of zone 2 and vice-versa. A maximum of 15 composites were used to estimate a block grade. The minimum number of composites required to estimate a block was set to 4 for Zone 2 and 3 for Zone 1. A maximum of 3 composites (Zone 2) and 2 composites (Zone 1) were allowed per drill hole.

     RPA re-estimated the Mineral Resource using the same interpolation parameters as defined by AMEC. RPA also estimated the Mineral Resource using the inverse distance weighting to the second power to interpolate the grades. RPA also re-composited the assay data to 5m lengths within the geological domains and re-estimated the Mineral Resource using ordinary kriging and inverse distance to the second power. A maximum of 15 composites were used to estimate a

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     ROSCOE POSTLE ASSOCIATES INC.

block grade. The minimum number of composites required to estimate a block was set to 8 for Zones 1 and 2. A maximum of 6 composites were allowed per drill hole.

     Based on the data reviewed, RPA concludes that the Mineral Resource at Southwest Oyu has been estimated in a manner that is in keeping with standard industry practice for this type of deposit. RPA believes that it is premature at his stage to use an equivalent copper grade as cut-off because inadequate metallurgical testing has been performed. RPA also notes that some of the Mineral Resource at Southwest Oyu could be re-classified as Indicated if better reproducibility can be achieved with the gold assays.

     RPA recommends that all assays that returned copper grades in excess of 0.5 % Cu should be re-assayed for gold and the Mineral Resource be re-estimated using the new assay data.

                                       3

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     ROSCOE POSTLE ASSOCIATES INC.

SOUTHWEST OYU MINERAL RESOURCE ESTIMATE

     Roscoe Postle Associates Inc. (RPA) has been retained by Ivanhoe Mines Ltd. to prepare an addendum to the Technical Report on the Oyu Tolgoi Exploration Project South Gobi Region, Mongolia prepared by RPA on January 11, 2002 for Ivanhoe Mines Ltd. (the Technical Report). The purpose of this addendum is to review the latest Mineral Resource estimate for the Southwest Oyu prepared by AMEC E&C Services Limited (AMEC) and to comply with the requirements of National Instrument 43-101. This report is to replace the section entitled "Southwest Oyu Mineral Resource Estimate" of the Technical Report. This addendum report is not intended to be a stand-alone report and therefore does not follow the table of contents proposed for technical reports as outlined in National Instrument 43-101F1. This addendum report should be read in conjunction with the Technical Report. For all other sections pertaining to requirements of National Instrument 43-101F1, the reader is referred to the Technical Report.

     The Southwest Oyu deposit is geologically distinct and physically separate from the nearby Central Oyu zone of supergene mineralization. The two zones are about one kilometer apart. The Southwest Oyu deposit contains significant hypogene copper-gold mineralization. For this reason, the primary emphasis of the current drilling program has been focused on Southwest Oyu and the Central Oyu supergene zone is of secondary importance as this time, although there is exploration potential for hypogene beneath Central Oyu.

     In December 2001, Ivanhoe commissioned AMEC E&C Services Limited (AMEC) to prepare an independent Mineral Resource estimate of the Southwest Oyu zone. On March 11, 2002, Ivanhoe announced that AMEC had completed a preliminary copper and gold Mineral Resource estimate for the northern portion of the Southwest Oyu zone. AMEC reported an Inferred Mineral Resource at the Southwest Oyu zone as summarised in Table 1.

     To comply with the requirements of National Instrument 43-101, RPA has reviewed the Mineral Resource for the Southwest Oyu deposit prepared by AMEC. The results of our technical review are presented as an addendum to RPA's Technical Report on the Oyu Tolgoi

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     ROSCOE POSTLE ASSOCIATES INC.

Project dated January 11, 2002. Gildar J. Arseneau, Ph.D., P. Geo., has reviewed and verified the Southwest Oyu Mineral Resource estimate.

            TABLE 1: SOUTHWEST OYU INFERRED MINERAL RESOURCE ESTIMATE
                                 AMEC MARCH 2002
                     IVANHOE MINES LTD. OYU TOLGOI PROJECT

Cutoff Grade Copper
Equivalent (1) (%)       Tonnes          Cu (%)       Au (g/t)
--------------------------------------------------------------
      0.70            185,100,000         0.63          1.04
--------------------------------------------------------------
      0.60            259,700,000         0.57          0.86
--------------------------------------------------------------
      0.50            349,100,000         0.52          0.73
--------------------------------------------------------------
      0.40            457,800,000         0.46          0.62
--------------------------------------------------------------
      0.30            587,700,000         0.41          0.53
--------------------------------------------------------------
      0.20            703,000,000         0.37          0.47

Note (1) Based on US$300 per ounce gold and US$0.80 per pound copper at 100% metal recovery

     The Southwest Oyu Mineral Resource was estimated by AMEC using a 3-dimensional block model utilizing MineSight(R), a commercial mine planning software. To carry out its review of the Southwest Oyu Mineral Resource, RPA converted the 3-dimensional database to Gemcom(R), another commercially available mine planning software. RPA re-estimated the Southwest Oyu Mineral Resource using the same and different interpolation parameters as utilized by AMEC. RPA also reviewed a draft report on the Southwest Oyu Mineral Resource Estimate prepared by AMEC.

DRILL HOLE DATABASE

     The Southwest Oyu database consists of assay data for 32 diamond drill holes totaling 16,991 metres. A complete list of the drill holes used for the Mineral Resource estimate are listed at the end of this report in Appendix 1. The drill core was logged at the site and geological information was transferred to digital files containing drill hole survey locations, down hole survey data, geological, geophysical and assay data. All drill hole co-ordinates and down hole survey data have been validated and corrected by AMEC and Ivanhoe personnel. RPA has reviewed the corrected data with AMEC personnel in Vancouver.

     Extensive geological information was recorded for each sample including: lithology, phase and intensity of alteration, mineralogy, quartz vein frequency and magnetic susceptibility. AMEC has prepared statistical plots of the various geological parameters in order to identify

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     ROSCOE POSTLE ASSOCIATES INC.

possible correlation between alteration minerals and copper-gold mineralization. This analysis shows that there is a general increase of copper and gold grades with and increase in intensity of quartz veining and higher magnetic susceptibility. The statistical analysis also identified a distinct mineralized zone based on gold to copper ratios (g/t Au:% Cu). A higher grade zone (Zone 2) was defined by a 2:1 or greater Au:Cu ratio. RPA concurs with these observations. RPA also notes that there is a positive correlation between copper and gold grades.

     All original assays for copper and gold have been carried out by Analabs Pty. Ltd. at their facility in Ulaanbaatar, Mongolia. AMEC carried out checks and validations (QA/QC) for both copper and gold assays and concluded that "generally analytical results for copper were satisfactory but poor to moderate for gold". RPA has reviewed the QA/QC data and notes that the analytical reproducibility is better for copper than gold. RPA notes that the quality of the assay database is adequate for the estimation of an Inferred Mineral Resource. RPA also agrees that until better reproducibility can be demonstrated for gold assays, the Mineral Resource must remain at an Inferred level of classification. Ivanhoe has recently modified its QA/QC protocols to include regular inclusion of standard reference material, field duplicates and blank samples.

     RPA notes that the digital drill hole database is adequate for Mineral Resource estimation and that the information collected is in keeping with standard industry practices for this type of exploration target

BLOCK MODEL

     The Southwest Oyu Block model was organized on an orthogonal grid with 20m by 20m block size and a 15m bench height. Copper and gold grades were composited to 15m before grade interpolation. Each block in the model is comprised of six separate models, one for rock code, density, copper grade, gold grade, copper equivalent grade and percent ore model.

ROCK CODE MODEL

     Rock codes were assigned to the block model by first constructing 3-dimensional solids of the high grade portion of the deposit, the three major post mineral dikes, the SW fault zone and the top of the hypogene mineralization. If a block was 50% by volume above the hypogene

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     ROSCOE POSTLE ASSOCIATES INC.

surface, the block was excluded for the resource estimation. Similarly, if a block was 50% by volume across the SW fault boundary the block was excluded from the resource estimation. For those blocks that were partially occupied by post mineral dikes, the proportion of the block that was occupied by dike material was recorded in the percent ore model. The percent model was used to reduce the total block volume during resource tabulation.

     RPA has reviewed the 3-dimensional solids for the high grade zone, the post mineral dikes and the SW fault zone and has found them to be acceptable for Mineral Resource estimation and block modeling construction. The 3-dimensional solids for the dikes and the high grade zone will require additional modification as more drilling information becomes available.

DENSITY MODEL

     A total of 378 bulk density determinations have been estimated by Ivanhoe, the majority of these (247) were from basaltic andesite, the main mineralized unit. Table 2 summarises the results of the bulk density determinations for the Southwest Oyu deposit

             TABLE 2: BULK DENSITY DETERMINATIONS FOR SOUTHWEST OYU
                     IVANHOE MINES LTD. OYU TOLGOI PROJECT

                                         Average Bulk                  Number of
      Rock Type (1)                         Density       S.D.      determinations
----------------------------------------------------------------------------------
Basaltic Andesite                            2.80         0.10            247
----------------------------------------------------------------------------------
Quartz Monzodiorite                          2.74         0.10             54
----------------------------------------------------------------------------------
Homblende-Biotite Andesite Dike              2.70         0.11             39
----------------------------------------------------------------------------------
Rhyolite Dke                                 2.67         0.15             13
----------------------------------------------------------------------------------
Basaltic Dike                                2.75         0.07              7
----------------------------------------------------------------------------------
Hydrothermal Breccia                         2.84         0.06              6
----------------------------------------------------------------------------------
Fault Zone                                   2.82         0.11             12

     Note: (1) Table compiled by AMEC

     Bulk density determinations for the quartz monzodiorite unit include both mineralized and unmineralized samples. Because the bulk of the mineralization is within basaltic andesite, a bulk density of 2.80 was selected for the Mineral Resource estimation. RPA agrees that 2.80 is an appropriate bulk density for this type of deposit. RPA recommends that the bulk density determination program be continued and expanded to include both mineralized and unmineralized samples. Efforts should be made to record the style and intensity of

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     ROSCOE POSTLE ASSOCIATES INC.

mineralization, alteration assemblage as well as level of fracturing for each sample selected for bulk density.

GRADE MODEL

     All assay data have been composited to 15m intervals prior to grade estimation. The composites have been tagged with their corresponding rock code for grade interpolation. An analysis of grade distribution revealed that grade capping was not necessary for resource estimation at this stage. RPA notes that a single assay of 91.6 g/t Au obtained in hole OTRCD169 from 284m to 286m should be re-assayed to confirm this high grade value. RPA also notes that grade capping strategies should be reviewed from time to time as the project progresses and more assay data become available.

     Copper and gold values have been interpolated into the model by ordinary kriging. Kriging parameters were obtained by examining the spatial continuity of the composited data by variography. Although the data are sparse, reasonable variograms were obtainable for the down hole direction (azimuth 040(degree), dip -60(degree)) for both copper and gold. The sample variograms data have been used to construct spherical variogram models. The models consisted of a nugget effect and two nested spherical models. The copper and gold variograms show that the greatest continuity trends northwest for the shorter range structure and northeast for the longer range structure. Both are steeply dipping. Ranges are typically longer for copper than gold.

     RPA has reviewed the variography study and concurs with its conclusions.

     Interpolation was restricted within zone boundaries; samples from zone 1 were not used to interpolate grades into blocks of zone 2 and vice-versa. A maximum of 15 composites were used to estimate a block grade. The minimum number of composites required to estimate a block was set to 4 for Zone 2 and 3 for Zone 1. A maximum of 3 composites (Zone 2) and 2 composites (Zone 1) were allowed per drill hole.

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     ROSCOE POSTLE ASSOCIATES INC.

BLOCK MODEL VALIDATION AND RESULTS

     To validate and verify the block model results published by Ivanhoe on March 11, 2002, RPA re-estimated the Mineral Resource using the same interpolation parameters as defined by AMEC. As a check, RPA also estimated the Mineral Resource using the inverse distance weighting to the second power to interpolate the grades.

     RPA validated the resource model by inspection of plans and sections. The plots included drill hole composite values to allow direct comparison of composite grades to kriged block values. The checks showed good agreement between drill hole composite values and kriged model cell values.

     RPA also re-composited the assay data to 5m lengths within the geological domains and re-estimated the Mineral Resource based on 5m composites. RPA re-evaluated the variography for the 5 m composites and found that the 5m composited data showed similar trends to the 15m composited data. RPA estimated the Mineral Resource using the 5m composited data by ordinary kriging and by the inverse distance weighting to the second power to interpolate the grades. Grade interpolations were restricted within zone boundaries; samples from zone 1 were not used to interpolate grades into blocks of zone 2 and vice-versa. A maximum of 15 composites were used to estimate a block grade. The minimum number of composites required to estimate a block was set to 8 for Zones 1 and 2. A maximum of 6 composites were allowed per drill hole.

     All methods yielded similar results and the differences between each method are acceptable for this type of deposit and the method of estimation. Figures 1 to 3 summarises the similarities and differences between the four interpolated block models. The inverse distance to the second power for the 5m composites appears to report consistently higher grades (Figures 1 and 2) but this model reports lower tons than the other models for the same cut off yielding similar total metal content (Figure 3).

     Based on the data reviewed, RPA concludes that the Mineral Resource at Southwest Oyu was estimated in a manner that is in keeping with standard industry practice for this type of deposit.

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     ROSCOE POSTLE ASSOCIATES INC.
RESOURCE CLASSIFICATION

     All interpolated blocks that were within 150m of a composite have been classified as Inferred, all other interpolated blocks have not been included as part of the Mineral Resource estimate. The Mineral Resource for the Southwest Oyu deposit is classified as Inferred Mineral Resource in accordance with the CIM standards (Anon., 2000). The Mineral Resource was reported at CuEQ ($0.80) copper equivalent cut-off grades. The equivalent was calculated after copper and gold grades were estimated into the block model using the formula:

                   CuEQ ($0.80) = % Cu + (Au g/t * 9.65)/17.64

     The equivalent grade was calculated to reflect a price of US$0.80 per pound of copper and US$ 300 per ounce of gold and assuming 100% metal recovery.

     RPA believes that it is premature at this stage to use an equivalent copper grade as cut-off because inadequate metallurgical testing has been performed. RPA also notes that some of the Mineral Resource at Southwest Oyu could be re-classified as Indicated if better reproducibility can be achieved with the gold assays. RPA recommends that all assays that returned copper grades in excess of 0.5 % Cu should be re-assayed for gold and the Mineral Resource be re-estimated using the new assay data.

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     ROSCOE POSTLE ASSOCIATES INC.

[GRAPHIC]

FIGURE 1: COPPER GRADES AT VARIOUS CUEQ CUT-OFF FOR FIVE SEPARATE INTERPOLATIONS

                                       11

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     ROSCOE POSTLE ASSOCIATES INC.

                                   GOLD GRADES

[GRAPHIC]

FIGURE 2: GOLD GRADES AT VARIOUS CUEU CUT-OFF FOR FIVE SEPARATE INTERPOLATIONS

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     ROSCOE POSTLE ASSOCIATES INC.

                                     TONNAGE

[GRAPHIC]

FIGURE 3: TOTAL TONS AT VARIOUS CUEQ CUT-OFF FOR FIVE SEPARATE INTERPOLATIONS

                                       13

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     ROSCOE POSTLE ASSOCIATES INC.

SIGNATURE PAGE

ADDENDUM REPORT ON OYU TOLGOI EXPLORATION
PROJECT

SOUTH GOBI, MONGOLIA

PREPARED FOR:
IVANHOE MINES LTD.

PREPARED BY:

(signed) "Gildar J. Arseneau"
---------------------------------
Gildar J. Arseneau, Ph.D., P.Geo.
Consulting Geologist
March 20, 2002

                                       14

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     ROSCOE POSTLE ASSOCIATES INC.

CERTIFICATE OF QUALIFICATIONS

          As an author of this report entitled "Addendum Report on the Oyu Tolgoi Exploration Licence South Gobi Region, Mongolia" Prepared for Ivanhoe Mines Ltd. and dated March 20, 2002,I hereby make the following statements:

     A. My name is Gildar J. Arseneau and I am a Consulting Geologist with Roscoe Postle Associates Inc. My office address is Suite 2000, 1066 West Hastings, Vancouver, British Columbia M5J2H7.

     B. I am a Qualified Person for the purposes of National Instrument 43-101 of the Canadian Securities Administrators. I have received the following degrees in Geological Sciences:

            B.Sc. 1979 - University of New Brunswick, Fredericton, New Brunswick M.Sc. 1984 - University of Western Ontario, London, Ontario
            Ph.D. 1995 - Colorado School of Mines, Golden, Colorado.

          I am registered as a Professional Geoscientist in the Province of British Columbia. I am a Member of the Canadian Institute of Mining, Metallurgy and Petroleum, and a member of the BC and Yukon Chamber of Mines.

          The Technical Report is based on my personal review of technical reports and data provided by Ivanhoe mines Ltd. (the Issuer) and its consultants, on discussions with the Issuer's staff and on information available in public files. I have been practicing as a geologist for over twenty years. My relevant experience for the purpose of the Technical Report is:

          -    Mineral Reserve Audit of gold and base metal deposit in Quebec

          - Mineral Resource audit of major porphyry copper deposit in British Columbia

          - Mineral Resource estimations on gold projects in Canada, Mexico and USA

          -    Mineral Resource audit and review porphyry gold project Quebec

     C. I have been practicing as a professional geologist for over twenty years.

     D.   I am responsible for all the sections in this Addendum Report.

     E.   I didn't visit the property to prepare this addendum report.

     F. I am not aware of any material fact or material change with respect to the subject matter of the Addendum Report that is not reflected in the Addendum Report, the omission to disclose which makes the Addendum Report misleading.

     G.   I am independent of the Issuer applying the tests set out in section
          1.5 of National Instrument 43-101.

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ROSCOE POSTLE ASSOCIATES INC.

     H. I have had no prior involvement with the property that is the subject of the Addendum Report.

     I.   I have read National Instrument 43-101F1.

     J. This addendum report was prepared to replace the section entitled "Southwest Oyu Mineral Resource Estimate" of the report entitled "Technical Report on the Oyu Tolgoi Exploration Project South Gobi Region, Mongolia prepared by Roscoe Postle Associates Inc. dated January 11, 2002". This addendum report is not intended to be a stand-alone report and therefore does not follow the table of contents proposed for technical reports as outlined in National Instrument 43-101F1. This addendum report should be read in conjunction with the Technical Report.

Dated at Vancouver, British Columbia           (Signed)
March 20, 2002                                 Gildar J. Arseneau, Ph.D., P.Geo.

                                       16

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     ROSCOE POSTLE ASSOCIATES INC.

APPENDIX 1

LIST OF DIAMOND DRILL HOLES USED FOR MINERAL
RESOURCE ESTIMATION

HOLE-ID                     Easting        Northing          Elevation     Hole Length
OTD005                     650308.65       4762667.9          1128.42         207.9
OTD009                     650524.84      4763000.01          1132.29         242.9
OTD010                     650825.65      4763299.71          1124.86         152.7
OTD011                     650380.68      4763196.31          1133.28           100
OTD012                     651079.53      4763411.43          1121.64         142.4
OTRCD150                   650621.36      4763037.68          1130.57           591
OTD160                     650693.56      4763140.45          1128.88         460.7
OTD161                     650773.83      4763082.11          1127.42           472
OTD162                     650629.35      4763187.18          1129.83         362.5
OTD163                     650549.86      4762936.11          1131.79         488.9
OTD165                     650383.77      4762700.43          1130.66        530.65
OTD166                      650702.4       4762980.6           1129.2         601.6
OTD167                        650086         4762520             1121        415.45
OTD168                        650183         4762853          1128.66        550.25
OTRCD169                      650553         4762940           1131.8         750.9
OTD170                        650890         4762680           1127.3        534.55
OTD171                      650556.7       4763083.6           1130.1         614.3
OTD172                      650482.4       4762993.8           1132.2        771.97
OTD173                      650631.5       4762885.2           1131.7         692.4
OTD174                      650843.1       4763180.8           1124.3        554.36
OTD175                      650739.2       4763193.5          1129.16        461.26
OTD176                     650625.89       4763267.6           1126.9         674.9
OTD177                     650519.89      4763207.97           1127.9         591.6
OTD178                     650739.15       4763193.5          1129.16         448.8
OTD179                      650762.3       4763238.7           1126.2           650
OTD180                        650334       4762766.8           1129.1           897
OTD181                        650912       4763279.1           1122.1         236.5
OTD183                     650871.81       4763100.6             1125           853
OTD184                      650545.2       4763103.2           1130.6           706
OTD185                        650395         4763304             1131          1012
OTD189                      650718.5       4763090.9           1127.5           332
OTD190                      650446.9       4763172.1             1131           891

                                       17